Exhibit 99.1

For Immediate Release:	For more information contact:
March 31, 2010	Myron D. Hamas, Vice President-Finance
765 - 807 - 2640
Chromcraft Revington, Inc. Reports Fourth Quarter and Full Year Results
West Lafayette, Indiana, March 31, 2010 — Chromcraft Revington, Inc. (NYSE Amex: CRC) today reported improved fourth quarter 2009 operating results compared to the prior year period. Net income for the current quarter was $4.7 million or $1.00 per share compared to a net loss of $8.0 million or $1.75 per share in the fourth quarter of 2008.
Operating results include an increase in gross margin in each of the four quarters of 2009 which reflects the impact of restructuring and cost containment efforts. The net loss for the full year ended December 31, 2009 was 93% lower at $1.9 million than the net loss of $26.5 million for the same period last year.
Included in the fourth quarter 2009 results was an income tax benefit of $6.6 million from previously announced federal law changes in November of 2009. Also included in the fourth quarter was a write-down of $0.4 million of construction in progress related to an extensive but uncompleted information technology project begun before the current economic downturn. The operating loss of $1.8 million was reduced by $6.1 million for the fourth quarter of 2009 versus an operating loss of $7.9 million for the same quarter last year.
For the year ended December 31, 2009, cash flow provided by operating activities was approximately $2.5 million, which compares to $10.4 million of cash used in the prior year. Reduced working capital requirements and a reduction in slow moving and unprofitable products have improved the Company’s cash and liquidity position. Inventory reductions provided $6.9 million in cash in 2009. At December 31, 2009, the Company had cash of $3.6 million and no bank borrowings during 2009 or an outstanding loan balance at December 31, 2009.
The Company’s fourth quarter sales were $15.4 million, a decrease of 4% from the third quarter of 2009. For the full year 2009, sales were $62.7 million or 37% lower than 2008, due to the discontinuation of certain high end, low demand products, and the effects of the current economic recession.
Sales were lower in 2009 due to the discontinuation of certain low margin products, the globalization of the furniture industry, and weak consumer confidence and housing activity reflecting the effects of the economic downturn which continue to depress demand for furniture.
The Company previously announced the anticipated positive effect of recently-enacted federal law that significantly expands the five-year Net Operating Loss (NOL) carryback opportunity enacted earlier this year as part of the Federal stimulus bill. The new law expands the NOL carryback period from two years to five years for U.S. companies. As a result, the Company has received a refund of approximately $6.6 million in the first quarter of 2010 primarily of previously paid federal income taxes based on the amount of such taxes paid for the 2003 and 2004 tax years.

Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said that the restructuring and cost containment actions implemented starting in 2008 have made a significant positive impact on fourth quarter results and have helped reduce the effects of the economic downturn. He added, “2010 appears to be a continuation of the challenging economic environment for consumers. Dealers are interested in showing new products like our Southern Living® line of furniture, and we introduced a new youth line of furniture, CR Kids & Beyond™, from our CR International subsidiary at the Las Vegas Furniture Market last month. The reactions were positive from our customers and we hope to see a similar reaction at the upcoming High Point Furniture Market in April. We continue to believe that when the furniture market improves, the Company is well positioned to return to profitability.”
Chromcraft Revington™ businesses design residential and commercial furniture marketed throughout North America. The Company wholesales its residential furniture products under Chromcraft®, Cochrane™, Peters-Revington™, Southern Living®, and CR Kids & Beyond™ as primary brand names. It sells commercial furniture under the Chromcraft® brand name. The Company sources furniture from overseas, with domestic contract specialty facilities, and operates one U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi.
This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believes,” “may,” “expects,” “anticipates,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.
Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the impact of the current global recession; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; ability to grow sales and reduce expenses to eliminate its operating loss; supply disruptions with products manufactured in China and other Asian countries; continued availability under the Company’s bank credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; loss of key management; and other factors that generally affect business; and certain risks as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2009.
The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Sales	$15,406	$22,875	$62,687	$99,014

Cost of sales	12,178	25,212	53,827	98,467

Gross margin (expense)	3,228	(2,337)	8,860	547

Selling, general and administrative expenses	5,058	5,570	17,052	26,399

Operating loss	(1,830)	(7,907)	(8,192)	(25,852)

Interest expense	(76)	(98)	(309)	(401)

Loss before income tax benefit (expense)	(1,906)	(8,005)	(8,501)	(26,253)

Income tax benefit (expense)	6,578	(6)	6,578	(208)

Net income (loss)	$4,672	$(8,011)	$(1,923)	$(26,461)

Basic and diluted earnings (loss) per share of common stock	$1.00	$(1.75)	$(.42)	$(5.79)

Shares used in computing earnings (loss) per share	4,650	4,577	4,622	4,570

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	December 31,	December 31,
	2009	2008

Assets

Cash and cash equivalents	$3,636	$879

Accounts receivable, less allowance of $450 in 2009 and $825 in 2008	7,661	11,655

Refundable income taxes	6,578	8

Inventories	13,294	21,726

Assets held for sale	—	490

Prepaid expenses and other	990	992

Current assets	32,159	35,750

Property, plant and equipment, net	8,293	9,549

Other assets	667	688

Total assets	$41,119	$45,987

Liabilities and Stockholders’ Equity

Accounts payable	$2,853	$3,684

Accrued liabilities	4,416	6,410

Current liabilities	7,269	10,094

Deferred compensation	599	795

Other long-term liabilities	1,669	1,667

Total liabilities	9,537	12,556

Stockholders’ equity	31,582	33,431

Total liabilities and stockholders’ equity	$41,119	$45,987

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Twelve Months Ended
	December 31,	December 31,
	2009	2008

Operating Activities
Net loss	$(1,923)	$(26,461)
Adjustments to reconcile net loss to cash provided by (used in) operating activities
Depreciation and amortization expense	1,029	1,489
Deferred income taxes	—	202
Loss on disposal of assets	—	14
Non-cash share based and ESOP compensation expense	74	499
Provision for doubtful accounts	461	1,054
Non-cash inventory write-downs	1,566	7,878
Non-cash asset impairment charges	418	4,185
Non-cash accretion expense	32	23
Changes in operating assets and liabilities
Accounts receivable	3,533	250
Refundable income taxes	(6,570)	4,115
Inventories	6,866	(1,608)
Prepaid expenses and other	2	274
Accounts payable	(831)	(1,453)
Accrued liabilities	(1,994)	(644)
Long-term deferred compensation	(196)	(494)
Other long-term liabilities and assets	(9)	285

Cash provided by (used in) operating activities	2,458	(10,392)

Investing Activities
Capital expenditures	(188)	(1,457)
Proceeds on disposal of assets	487	4,121

Cash provided by investing activities	299	2,664

Financing Activities
Borrowings under revolving bank credit facility	—	14,722
Repayments under revolving bank credit facility	—	(14,722)
Stock repurchase from related party	—	(156)
Purchase of common stock by ESOP trust	—	(22)

Cash used in financing activities	—	(178)

Change in cash and cash equivalents	2,757	(7,906)

Cash and cash equivalents at beginning of the period	879	8,785

Cash and cash equivalents at end of the period	$3,636	$879